Exhibit 99.2

Bowman Consulting Group Ltd. Announces Closing of Initial Public Offering

RESTON, Va. May 11, 2021—(BUSINESS WIRE)—Bowman Consulting Group Ltd. (“Bowman”) today announced the closing of its initial public offering of 3,690,000 shares of common stock at a price to the public of $14.00 per share. Bowman’s common stock began trading on the Nasdaq Global Market under the symbol “BWMN” on May 7, 2021. The gross proceeds to Bowman from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Bowman, are approximately $51.7 million. The underwriters retain their 30-day option to purchase up to an additional 553,500 shares of common stock from Bowman, on the same terms and conditions as the initial public offering, to cover over-allotments, if any.

D.A. Davidson & Co. and B. Riley Securities acted as joint bookrunners for the offering. Nelson Mullins Riley & Scarborough LLP served as legal counsel to Bowman and Akerman LLP served as legal counsel to the underwriters.

The offering of these securities was made only by means of a prospectus. Copies of the final prospectus may be obtained from: D.A. Davidson & Co., Attention: Syndicate Department, 8 Third Street North, Great Falls, MT 59401, by telephone at (800) 332-5915 and by e-mail: ProspectusRequest@dadco.com; or B. Riley Securities, Inc., Attention: Prospectus Department, 1300 17th Street N., Suite 1300, Arlington, VA 22209, by telephone at (703) 312-9580 and by e-mail: Prospectuses@brileyfin.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bowman Consulting Group Ltd.

Headquartered in Reston, Virginia, Bowman is an established professional services firm delivering innovative engineering solutions to customers who own, develop, and maintain the built environment. With over 750 employees and more than 30 offices throughout the United Sates, Bowman provides a variety of planning, engineering, construction management, commissioning, environmental consulting, geomatics, survey, land procurement and other technical services to customers operating in a diverse set of regulated end markets. For more information, visit www.bowman.com.

Contact:

Investor Relations

Bruce Labovitz

ir@bowman.com

(703) 787-3403